UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.____)*

                              InfoSeek Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     45678M1
                       ----------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 15 pages







--------------------------------------------------------------------------------

CUSIP NO.   45678M1                    13G                Page  2  of  15  Pages
         --------------                                       -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Battery Ventures III, L.P.
        04-3230686
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)

                                                                   (b)
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,499,999 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 --0-- shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,499,999 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,499,999 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.64%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 15 pages





--------------------------------------------------------------------------------

CUSIP NO.   45678M1                    13G                Page  3  of  15  Pages
         --------------                                       -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Battery Partners III, L.P.
        04-3230682
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)

                                                                    (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,499,999 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,499,999 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,499,999 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.64%
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 15 pages



--------------------------------------------------------------------------------

CUSIP NO.   45678M1                    13G                Page  4  of  15  Pages
         --------------                                       -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Robert G. Barrett
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)

                                                                    (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,499,999 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,499,999 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,499,999 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.64%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 15 pages







--------------------------------------------------------------------------------

CUSIP NO.   45678M1                    13G                Page  5  of  15  Pages
         --------------                                       -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Oliver D. Curme
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)

                                                                     (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,499,999 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 --0-- shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,499,999 shares
------- -----------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,499,999 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.64%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 15 pages





--------------------------------------------------------------------------------

CUSIP NO.   45678M1                    13G                Page  6  of  15  Pages
         --------------                                       -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Richard D. Frisbie
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)

                                                                    (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                --0-- shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,499,999 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 --0--shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,499,999 shares
------- -----------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,499,999 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.64%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 15 pages





--------------------------------------------------------------------------------

CUSIP NO.   45678M1                    13G                Page  7  of  15  Pages
         --------------                                       -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Thomas J. Crotty
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)

                                                                  (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                --0-- shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,499,999 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 --0-- shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,499,999 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,499,999 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.64%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 15 pages






--------------------------------------------------------------------------------

CUSIP NO.   45678M1                    13G                Page  8  of  15  Pages
         --------------                                       -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Kenneth P. Lawler
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)

                                                                  (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                --0-- shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,499,999 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 --0-- shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,499,999 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,499,999 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.64%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 15 pages





--------------------------------------------------------------------------------

CUSIP NO.   45678M1                    13G                Page  9  of  15  Pages
         --------------                                       -----  ------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Todd A. Dagres
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)

                                                                    (b)

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                --0-- shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,499,999 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 --0-- shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,499,999 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,499,999 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.64%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 15 pages







ITEM 1 (A).       NAME OF ISSUER:

                  InfoSeek Corporation

ITEM 1 (B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2620 Augustine Drive, Suite 250, Santa Clara, CA 95054

ITEM 2 (A).       NAME OF PERSONS FILING:

                  Battery Ventures III, L.P. ("Battery"), Battery Partners III, L.P. ("BPIII"), Richard D. Frisbie ("Frisbie"), Robert G. Barrett ("Barrett"), Oliver D. Curme ("Curme"), Thomas J. Crotty ("Crotty"), Kenneth P. Lawler ("Lawler") and Todd A. Dagres ("Dagres"). Frisbie, Barrett, Curme, Crotty, Lawler and Dagres are the general partners of BPIII, the sole general partner of Battery.

ITEM 2 (B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of Battery, BPIII, Frisbie, Barrett, Curme, Crotty, Lawler and Dagres is c/o Battery Ventures, 20 William Street, Wellesley, MA 02181.

ITEM 2 (C).       CITIZENSHIP:

                  Messrs. Barrett, Curme, Frisbie, Crotty, Lawler and Dagres are United States citizens. Battery and BPIII are limited partnerships organized under the laws of the State of Delaware.

ITEM 2 (D).       TITLE OF CLASS OF SECURITIES:

                  Common Stock

Item 2 (e).       CUSIP Number

                  45678M1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [  ]    Broker or Dealer  registered  under  Section 15 of
                              the Securities Exchange Act of 1934 (the "Act").

                  (b) [  ]    Bank as defined in Section 3(a)(6) of the Act.

                  (c) [  ]    Insurance  Company as defined in Section  3(a)(19)
                              of the Act.

                  (d) [  ]    Investment  Company  registered under Section 8 of
                              the Investment Company Act of 1940.

                  (e) [  ]    Investment Advisor registered under Section 203 or
                              the Investment Advisors Act of 1940.

                  (f) [  ]    Employee  Benefit  Plan,  Pension  Fund  which  is
                              subject  to  the   provisions   of  the   Employee
                              Retirement   Income   Security   Act  of  1974  or
                              Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the
                              Act.


                              Page 10 pf 15 pages






                  (g) [  ]    Parent Holding  Company,  in accordance  with Rule
                              13d-1(b)(ii)(G) of the Act.

                  (h) [  ]    Group, in accordance with Rule  13a-1(b)(1)(ii)(H)
                              of the Act.

                  NOT APPLICABLE

ITEM 4.  OWNERSHIP:

                  (a)      Amount Beneficially Owned:

                           Battery owns beneficially and of record 2,499,999 shares of Common Stock of InfoSeek Corporation as of December 31, 1996. BPIII, the general partner of
                           Battery, may be deemed to own beneficially the 2,499,999 shares of Common Stock held by Battery as of December 31, 1996. Barrett, Curme, Frisbie, Crotty, Lawler and Dagres are general partners of
                           BPIII, and each therefore may be deemed to beneficially own the 2,499,999 shares held by Battery on December 31, 1996.

                  (b)      Percent of Class:

                           Each of Battery, BPIII, Frisbie, Barrett, Curme, Crotty, Lawler and Dagres owns beneficially 9.64% of the Common Stock of InfoSeek Corporation. The percentages are based on the 25,940,000 shares of Common Stock reported to be outstanding on November 4, 1996 in the InfoSeek Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

                  (c)      Number of Shares as to which such person has:

                           (i)     sole  power  to  vote  or  direct  the  vote:
                                   Battery:  0; BPIII: 0; Barrett:  0; Curme: 0;
                                   Frisbie:  0; Crotty: 0; Lawler: 0; and Dagres
                                   0.

                           (ii)    shared  power to vote or to direct  the vote:
                                   Battery:    2,499,999;    BPIII:   2,499,999;
                                   Barrett:    2,499,999;    Curme:   2,499,999;
                                   Frisbie:   2,499,999;    Crotty:   2,499,999,
                                   Lawler: 2,499,999; and Dagres: 2,499,999.

                           (iii) sole power to dispose or to direct the disposition of: Battery: 0; BPIII: 0;
                                   Barrett:  0; Curme: 0; Frisbie: 0; Crotty: 0;
                                   Lawler: 0; and Dagres: 0.

                           (iv) shared power to dispose or to direct the disposition of: Battery: 2,499,999; BPIII:
                                   2,499,999;    Barrett:    2,499,999;   Curme:
                                   2,499,999;  Frisbie: 2,499,999; and Anderson:
                                   2,499,999.

ITEM (5).         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  NOT APPLICABLE.


                              Page 11 of 15 pages





ITEM (6).         OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  NOT APPLICABLE.

ITEM (7).         IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:

                  NOT APPLICABLE.

ITEM (8).         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  NOT APPLICABLE.

ITEM (9).         NOTICE OF DISSOLUTION OF GROUP:

                  NOT APPLICABLE.

ITEM (10).        CERTIFICATION:

                  NOT APPLICABLE.

                  Not filed pursuant to Rule 13d-1(b).


                              Page 12 of 15 pages







                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997
                                           BATTERY VENTURES III, L.P.

                                           By: BATTERY PARTNERS III, L.P.

                                           By: /s/ Richard D. Frisbie
                                               --------------------------
                                                 General Partner

                                           BATTERY PARTNERS III, L.P.

                                           By: /s/ Richard D. Frisbie
                                               --------------------------
                                                 General Partner

                                                             *
                                               --------------------------
                                                    Robert G. Barrett

                                                             *
                                               --------------------------
                                                    Oliver D. Curme

                                                             *
                                               --------------------------
                                                    Richard D. Frisbie

                                                             *
                                               --------------------------
                                                    Thomas J. Crotty

                                                             *
                                               --------------------------
                                                    Kenneth P. Lawler

                                                             *
                                               --------------------------
                                                    Todd A. Dagres

*By: /s/ Richard D. Frisbie
     ---------------------------
Name:   Richard D. Frisbie
     ---------------------------
          Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.


                              Page 13 of 15 pages





                                    EXHIBIT I

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of InfoSeek Corporation.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 14, 1997                   BATTERY VENTURES III, L.P.

                                            By:      BATTERY PARTNERS III, L.P.

                                            By: /s/ Richard D. Frisbie
                                                -------------------------------
                                                 General Partner

                                            BATTERY PARTNERS III, L.P.

                                            By: /s/ Richard D. Frisbie
                                                -------------------------------
                                                 General Partner

                                                              *
                                                -------------------------------
                                                     Robert G. Barrett

                                                              *
                                                -------------------------------
                                                     Oliver D. Curme

                                                              *
                                                -------------------------------
                                                     Richard D. Frisbie

                                                              *
                                                -------------------------------
                                                     Thomas J. Crotty

                                                              *
                                                -------------------------------
                                                     Kenneth P. Lawler

                                                              *
                                                -------------------------------
                                                     Todd A. Dagres

*By: /s/ Richard D. Frisbie
    -------------------------
Name:  Richard D. Frisbie
      -----------------------
         Attorney-in-Fact

--------------------------------------------------------------------------------
This Agreement was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.


                               Page 13 of 15 pages




                                                                      EXHIBIT II

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Oliver D. Curme and Richard D. Frisbie, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and document that may be necessary, desirable or appropriate to be executed in his capacity as a general partner of ABF Partners, L.P., ABF Partners II, L.P., and Battery Partners III, L.P., or in his capacity as a member manager of Battery Partners IV, LLC, with respect to securities held by such signatory as a result of his relationship with any of the foregoing entities or with Battery Ventures, L.P., Battery Ventures II, L.P., Battery Ventures III, L.P. or Battery Ventures IV, L.P., pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 1997.


                              /s/ Richard D. Frisbie
                              --------------------------------
                              Richard D. Frisbie

                              /s/ Robert G. Barrett
                              --------------------------------
                              Robert G. Barrett

                              /s/ Howard Anderson
                              --------------------------------
                              Howard Anderson

                              /s/ Oliver D. Curme
                              --------------------------------
                              Oliver D. Curme

                              /s/ Thomas J. Crotty
                              --------------------------------
                              Thomas J. Crotty

                              /s/ Kenneth P. Lawler
                              --------------------------------
                              Kenneth P. Lawler

                              /s/ Todd A. Dagres
                              --------------------------------
                              Todd A. Dagres